Exhibit 4.5

Execution Version

XUNLEI LIMITED

SERIES C PREFERRED SHARE SUBSCRIPTION AGREEMENT

THIS SERIES C PREFERRED SHARE SUBSCRIPTION AGREEMENT (the “Agreement”) is made and entered into as of April 14, 2011 by and among Xunlei Limited, an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”), and RW Investments LLC and CRP Holdings Limited (each an “Investor” and collectively “Investors”).  The Company and all of its subsidiaries set forth in Schedule A attached hereto (the “Subsidiaries”) shall be hereinafter collectively referred to as the “Group Companies” and individually as a “Group Company.”

RECITALS:

A.            The Company is an exempted limited liability company established under the laws of the Cayman Islands on February 3, 2005; and

B.            The Investors desire to contribute into the Company the capital in the total amount of US$30,000,000 to be used for capital expenditure, content procurement, merger and acquisition and general working capital needs of the Group Companies.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             AUTHORIZATION, ISSUANCE AND SALE OF SERIES C SHARES

1.1.          Authorization. As of the Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of 5,728,264 Series C preferred shares of par value US$0.00025 per share (the “Series C Shares”), having the rights, preferences, privileges and restrictions as set forth in the Fourth Amended and Restated Memorandum of Association and Third Amended and Restated Articles of Association of the Company attached hereto as Exhibit B (the “Restated Articles”).

1.2.          Agreement to Subscribe for and Sell Series C Shares. Subject to the terms and conditions hereof, the Company hereby agrees to issue and allot to each Investor, and each Investor hereby agrees, severally and not jointly, to subscribe in cash from the Company for, on the date of Closing (as defined below), that number of Series C Shares opposite the Investor’s name as set forth in Schedule B attached hereto (the “Purchased Shares”) at a purchase price of US$5.24 per share (the “Series C Price”) for the total subscription price set forth opposite such Investor’s name thereon (the “Subscription Price”).

2.             CLOSING; DELIVERY; SUBSEQUENT SERIES C SHARES ISSUANCES

2.1.          Closing.  Subject to the fulfillment of the conditions to Closing as set forth in Sections 6 and 7, the issuance and allotment of the Series C Shares as provided in Section 1.2 above shall take place remotely via the exchange of documents and signatures on the date of this Agreement, or at such other time, date and place to be mutually agreed upon in writing by the parties hereto (the “Closing”).  The date of the Closing is referred to hereafter as the “Closing Date”.

2.2.          Closing Deliveries.  On the Closing Date, in addition to any items the delivery of which is made an express closing condition pursuant to Sections 6 and 7, the Company shall issue and deliver to each Investor a share certificate representing the number of Purchased Shares subscribed for by such Investor hereunder, enter such Investor’s name in the Company’s register of members as a holder of the Purchased Shares and deliver to each Investor a certified copy of the register of members reflecting the issuance of the Purchased Shares, against delivery by each Investor to the Company of payment of the Subscription Price by check or wire transfer of immediately available funds to the bank account designated by the Company in a written notice to the Investors at least two (2) Business Days before the Closing.  If at the Closing any of the conditions specified in Section 7 hereof shall not have been fulfilled, the Investors shall, at their election, be relieved of all of its obligations under this Agreement without thereby waiving any other rights it may have by reason of such failure or such non-fulfillment.

3.             REPRESENTATIONS AND WARRANTIES OF THE INVESTORs

Each Investor, severally and not jointly, hereby represents and warrants to the Company, as of the date hereof and the Closing hereunder, as to itself only that the following representations and warranties are true, accurate and complete.

3.1.          Organization, Standing.  The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

3.2.          Authorization. The Investor has full power and authority to enter into and perform its obligations under each of the Transaction Agreements (as defined in Section 4.13 below) to which it is a party.  Each Transaction Agreement to which the Investor is a party has been duly executed and delivered by the Investor.  Each Transaction Agreement, when executed and delivered by the Investor and assuming the due execution and delivery of such Transaction Agreement by the other parties hereto and thereto, will constitute the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with their respective terms, except as subject to applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors’ rights generally and to general equitable principles.

3.3.          No violation, etc.  The execution, delivery and performance of this Agreement by the Investor and the other Transaction Agreements to which it is a party will not: (a) violate any provision of the organizational documents of the Investor; (b) require the Investor to obtain any consent, approval or action of, or make any filing with or give any notice to, any national, provincial, state, local or other governmental agency, department, court, or other authority in any country (“Governmental Authority”) or any other third party pursuant to any agreement to which the Investor is a party; (c) conflict with, or result in any material breach or violation of, any of the terms and conditions of, or constitute (with notice or lapse of time or both) a default under, any contractual obligation to which the Investor is a party; or (d) violate any applicable law or regulation of the country where the Investor is incorporated or any other jurisdiction in which the Investor maintains a business presence.

3.4.          Accredited Investor; Non-US Investor.  The Investor either (1) is an Accredited Investor within the definition set forth in Rule 501(a) under Regulation D of the United States Securities Act of 1933, as amended (the “Securities Act”), or (2)is not a “U.S. Person” (as such term is defined in Regulation S promulgated under the Securities Act (“Regulation S”)), and is not subscribing for the Series C Shares for the account or benefit of any U.S. Person (as defined in Regulation S).  If the Investor is not a U.S. Person, the Investor agrees to resell such securities only in accordance with the provisions of Regulation S, pursuant to a registration under the Securities Act, or pursuant to an available exemption from registration, and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act.

3.5.          Purchase for Own Account.  The Purchased Shares and the common shares, par value US$0.00025 per share (the “Common Shares”), of the Company issuable upon conversion of the Purchased Shares (the Common Shares, the “Conversion Shares”) in accordance with the Restated Articles, are being or will be acquired by the Investor for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

3.6.          Exempt from Registration; Restricted Securities. The Investor understands that the Series C Shares and the Conversion Shares are not, when issued, registered under the Securities Act or registered or listed publicly pursuant to any other applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act or the registration or listing requirements of any other applicable securities laws and regulations, and that the reliance of the Company on such exemption is predicated in part on the Investor’s representations set forth in this Agreement.  The Investor understands that the Series C Shares and the Conversion Shares are “restricted securities” within the meaning of Rule 144 under the Securities Act and that the Series C Shares and the Conversion Shares are not registered or listed publicly and may be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

3.7.          Legends.  If the Investor should in the future decide to dispose of any of such Purchased Shares or Conversion Shares, the Investor understands and agrees that it may do so only in compliance with the Securities Act and applicable state and foreign securities laws, as then in effect.  The Investor agrees to the imprinting, so long as required by law, of a legend on certificates representing all of its Purchased Shares and Conversion Shares to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE FOURTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, DATED April       , 2011 BY

AND AMONG THE COMPANY, ITS SUBSIDIARIES AND THE SHAREHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE.  THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF SUCH SHAREHOLDERS AGREEMENT.”

4.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth in the draft Registration Statement on Form F-l that was confidentially submitted on January 14, 2011 to the Securities and Exchange Commission relating to a proposed initial public offering of Common Shares and delivered to each Investor, as such may be amended and supplemented from time to time (the “Draft Registration Statement”), which shall be deemed to be part of the representations and warranties made hereunder, the Company hereby, represents and warrants to each Investor, as of the date hereof and the Closing (unless any representations and warranties expressly relate to an earlier date, in which case as of such earlier date), that the following representations and warranties are true, accurate and complete.  In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge and such knowledge that should have been acquired after due and diligent inquiries of officers and directors of each of the Company and Giganology Shenzhen (as defined below) reasonably believed to have knowledge of the matter in question.

4.1.          Organization, Standing and Qualification. The Company has been duly organized, is validly existing and in good standing under, and by virtue of, the laws of the Cayman Islands and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted, and to perform each of its obligations under the Transaction Agreements to which it is a party.  The Company is qualified to do business as a foreign corporation and is in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification.

4.2.          Capitalization. Immediately prior to the Closing, the authorized share capital of the Company consists of the following:

(a)           Common Shares.  A total of 195,504,449 authorized Common Shares, of which 117,515,324 shares are in issue and outstanding, including 56,067,952 shares held by the Company which will be transferred, repurchased and cancelled by the Company as promptly as possible after the Closing without affecting any rights, powers, privileges and preferences of the shareholders of the Company.

(b)           Series A and Series A-1 Preferred Shares.  A total of 36,400,000 authorized Series A-1 Preferred Shares of par value US$0.00025 per share (the “Series A-1 Shares”), of which 36,400,000 shares are in issue and outstanding, and a total of 27,932,000 authorized Series A Preferred Shares of par value US$0.00025 per share (the “Series A Shares”), of which 26,416,560 shares are in issue and outstanding.

(c)           Series B Shares.  A total of 30,308,284 authorized Series B Preferred Shares of par value US$0.00025 per share (the “Series B Shares” and collectively with the Series C Shares, Series A-1 Shares and Series A Shares, the “Preferred Shares” and

collectively with the Common Shares, the “Shares”), of which 30,308,284 authorized shares are in issue and outstanding.

(d)           Series C Shares.  A total of 5,728,264 authorized Series C Shares, none of which are in issue and outstanding.

(e)           Options, Warrants, Reserved Shares.  Except for (i) the conversion privileges of the Preferred Shares, (ii) up to 26,822,828 Common Shares reserved for issuance to employees of, and advisors and consultants to, the Company and the Subsidiaries pursuant to the Company’s 2010 share incentive plan, and (iii) up to 98,853,109 Common Shares reserved for issuance upon the conversion of the Preferred Shares, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company.  Except as set forth in the Restated Shareholders Agreement (as defined below), no shares of the Company’s outstanding share capital or shares issuable upon conversion, exercise or exchange of any outstanding options or other convertible, exercisable or exchangeable securities issued or issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).  There have been no exercises of the conversion rights of any Series A-1 Shares, Series A Shares, or Series B Shares since the issuance of each such class of securities.

(f)            Exhibit A attached hereto sets forth the capitalization of the Company immediately prior to and following the Closing, including the number of shares of the following: (i) issued and outstanding Common Shares; (ii) issued and outstanding stock options, including vesting schedules and exercise price; (iii) stock options cancelled or not yet issued but reserved for issuance; (iv) issued and outstanding Preferred Shares; and (v) warrants and any other share purchase rights, if any.

4.3.          Subsidiaries.  (a) The Company does not own or control, directly or indirectly, any interest in any other corporation, association or other business entity, and is not a participant in any joint venture, partnership or similar arrangement, other than the following Subsidiaries: (i) Giganology (Shenzhen) Ltd. (“Giganology Shenzhen”), a wholly owned subsidiary of the Company incorporated under the laws of the People’s Republic of China (the “PRC”), (ii) Shenzhen Xunlei Networking Technologies (“Shenzhen Xunlei”), a variable interest entity of the Company incorporated under the laws of the PRC, and (iii) 155 Networking (Shenzhen) Co, Ltd, Xunlei Networking (Beijing) Co., Ltd., Xunlei Software (Shenzhen) Co., Ltd., Xunlei Software (Nanjing) Co., Ltd., Shenzhen Fengdong Networking Technologies, and Xunlei Games Development (Shenzhen) Co., Ltd., the subsidiaries of Shenzhen Xunlei incorporated under the laws of the PRC.  (b) Each Subsidiary has been duly incorporated, is validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority (corporate and other) to own its material properties and assets and to conduct its business as now conducted and to perform each of its obligations under each Transaction Agreement to which it is a party.  Each Subsidiary has, since its establishment, carried on its business in compliance with the business scope set forth in its business license in all material respects.  Each Subsidiary is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or assets or the conduct of its business requires such qualification.  The Constitutional Documents (as defined below) of each Subsidiary comply with the requirements of applicable laws of the jurisdiction of its incorporation and are in full force and effect.  (c) All of the issued and outstanding share capital of Giganology Shenzhen has been duly authorized and validly issued and is fully paid, and all such share capital is owned by the Company free from any liens, encumbrances and defects.  (d) All of the issued and outstanding share capital of Shenzhen Xunlei has been duly authorized and validly issued and is fully paid, and such share capital is 20% owned by Guangzhou Shulian Information Investment Co., Ltd. (“Shulian”), 28% by Sean Shenglong Zou, 25% by Hao Cheng, 2% by Fang Wang and 25% by Jianming Shi, free from any liens, encumbrances and defects except the share pledge under which each of Shulian, Sean Shenglong Zou, Hao Cheng, Fang Wang and Jianming Shi has pledged his/its respective share of the registered capital of Shenzhen Xunlei to Giganology Shenzhen in accordance with a share pledge agreement dated November 15, 2006.

4.4.          Due Authorization.  All corporate action on the part of the Company, its officers, directors and equity interest holders, if applicable, necessary for (i) the authorization, execution and delivery of, and the performance of all obligations of the Company under the Transaction Agreements to which it is a party, and (ii) the authorization, issuance, and delivery by the Company of all of the Series C Shares being sold under this Agreement at the Closing and the reservation for issuance of the Conversion Shares have been obtained or will have been obtained on or prior to the Closing.  Each of the Transaction Agreements has been duly executed and delivered by the Company that is a party thereto.  Each Transaction Agreement, when executed and delivered by the Company and assuming the due execution and delivery of such Transaction Agreement by the other parties hereto and thereto, and is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as subject to applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors’ rights generally and to general equitable principles.

4.5.          Valid Issuance of Series C Shares and Conversion Shares.

(a)           The Series C Shares, when issued, sold and delivered in accordance with the terms of this Agreement and following receipt of any Subscription Price owing to the Company, will be duly and validly authorized and issued, fully paid and non-assessable.  The Series C Shares, when so issued, sold and delivered, are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with and will not be subject to any liens or other encumbrances, other than restrictions on transfer under applicable securities laws..

(b)           The Company will at the Closing have authorized and reserved, and covenants to continue to reserve, a sufficient number of Common Shares for issuance upon conversion of the Series C Shares.  The Conversion Shares will be duly and validly authorized and, upon conversion of the Series C Shares in accordance with the provisions of the Restated Articles, will be duly and validly issued, fully paid and non-assessable.  The Conversion Shares, when so issued, sold and delivered, will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with and will not be subject to any liens or other encumbrances, other than restrictions on transfer under applicable securities laws.

(c)           The outstanding capital shares of the Company are duly and validly authorized and issued, fully paid and non-assessable, have been issued in accordance with the Company’s Memorandum and Articles of Association as amended and as in effect at the time of each such issuance, were issued in compliance with all applicable securities laws, and were not issued in violation of any pre-emptive rights, rights of first offer or similar rights.

4.6.          Financial Statements. The Draft Registration Statement includes the Company’s audited consolidated balance sheets as at December 31, 2008, 2009 and 2010, audited consolidated statement of operations, consolidated statements of changes in shareholders’ equity and comprehensive income, and audited consolidated statement of cash flow for the years ended December 31, 2008, 2009 and 2010 (collectively, the above financial statements and any notes thereto, are hereinafter referred to as the “Financial Statements” and December 31, 2010 is the “Balance Sheet Date”).  The Financial Statements were prepared in conformity with US GAAP (as defined in the Restated Shareholders Agreement) throughout the periods indicated, and present fairly the financial position of the Group Companies taken as a whole at the dates thereof and the results of operations of the Group Companies for the periods covered thereby.  The Group Companies maintain and will continue to maintain a standard system of accounting established and administered in accordance with US GAAP.

4.7.          Liabilities.  No Group Company has any indebtedness for borrowed money, liabilities, obligations and commitments of any nature, whether accrued, absolute or contingent, and whether due or to become due, that has been directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which any Group Company has otherwise become directly or indirectly liable, except for (i) obligations and liabilities reflected on the Financial Statements, (ii) obligations incurred in the ordinary course of business consistent with past practice that would not be required to be reflected in financial statements prepared in accordance with US GAAP, and (iii) obligations and liabilities disclosed in the Draft Registration Statement.

4.8.          Title to Properties and Assets.  Except as disclosed in the Draft Registration Statement, each Group Company has good and marketable title to its properties and assets, whether tangible or intangible, in each case free and clear of any mortgage, pledge, lien, encumbrance, security interest or charge of any kind.  With respect to the property and assets it leases, except as disclosed in the Draft Registration Statement, each Group Company is in compliance with such leases and, to its knowledge, each Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property or assets.

4.9.          Status of Proprietary Assets.  For purpose of this Agreement, (i)  “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of the Group Companies, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Government Authority.

(a)           Except as disclosed in the Draft Registration Statement, each Group Company (i) has independently developed and owns, free and clear of all material claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use, all Proprietary Assets, including Registered Intellectual Property, necessary and sufficient to conduct its business as now conducted.  All Registered Intellectual Property is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied.

(b)           Except as disclosed in the Draft Registration Statement, there are no outstanding options, licenses or agreements of any kind relating to the Proprietary Assets, including the Registered Intellectual Property used by the Group Companies, nor is any of the Group Companies bound by or a party to any options, licenses or agreements of any kind with respect to any Proprietary Assets, including the Registered Intellectual Property rights of any other person or entity, except, in either case, with regard to “off-the-shelf” commercially available software products, standard end user, standard support/maintenance agreements, and non-disclosure agreements entered into in the ordinary course of business consistent with past practice.

(c)           Each Group Company has taken all commercially reasonable security measures to protect the secrecy and confidentiality of all of its Proprietary Assets material to the conduct of its business as presently conducted.

(d)           Except as disclosed in the Draft Registration Statement, none of the Group Companies has, to the knowledge of any of the Group Companies, violated, infringed or misappropriated any Intellectual Property of any other person or entity or has received any written communications alleging that any of the Group Companies has violated, infringed or misappropriated any Intellectual Property of any other person or entity.

(e)           Neither the execution nor delivery of this Agreement and any other Transaction Agreement, nor the carrying on of the business as presently conducted of any Group Company by its employees, will, to the knowledge of the Company, conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a default under, any Company Contract (as defined below).

4.10.        Material Contracts and Obligations.  Each of the contracts listed as an Exhibit 10 to the Draft Registration Statement (the “Material Contracts”) has been duly authorized, executed and delivered by the Group Company or Group Companies which are parties to such Material Contracts, as the case may be, and each such Group Company has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof, and each such Group Company had the corporate power and capacity to enter into and to perform its obligations under such Material Contracts.  The execution, delivery and performance of each of the Material Contracts to which such Group Company is a party will not result in any violation of any applicable laws, and all approvals, permits or licenses required, and all other steps necessary, for the performance and enforcement of the Material Contracts have been obtained or completed and are in full force and effect.

4.11.        Litigation.  Except as disclosed in the Draft Registration Statement and to the knowledge of each Group Company, there are no pending notices, claims, actions, suits, or proceedings (including any inquiries or investigations by any Governmental Authority, domestic or foreign), against or affecting any Group Company, any of its properties or assets, or any of its officers, directors or employees with respect to such Group Company’s businesses, which, if determined adversely to such Group Company or any of such officers, directors, employees or consultants, (i) would individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), results of operations, business, operations, properties, assets (including intangible assets), liabilities or prospects of the Group Companies taken as a whole (a “Material Adverse Effect”), or (ii) would materially and adversely affect the ability of the Company to perform its obligations under the Transaction Agreements; and no such notices, claims, actions, suits, or proceedings (including any inquiries or investigations by any Governmental Authority, domestic or foreign) are threatened or, to the Company’s knowledge, contemplated.

4.12.        Compliance with Laws; Consents and Permits.  Each of the Group Companies is, and has been, in compliance in all respects with all applicable laws, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  None of the Group Companies has conducted any activity that may, with or without notice or lapse of time or both, constitute a violation of, or a failure to comply with, any applicable law, statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties.  All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any Governmental Authority and any third party which are required to be obtained or made by any Group Company in connection with the valid execution, delivery and performance of the Transaction Agreements, and the consummation of the transaction contemplated by the Transaction Agreements, have been duly obtained or made prior to and are in full force and effect as of the Closing.  Each Group Company has obtained and is in compliance with all approvals, permits, licenses and any similar authority necessary for the due and proper establishment and the conduct of its business as currently conducted, the absence of which would be reasonably likely to have a Material Adverse Effect.  There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which any Group Company is a party or by which any of them is bound, or, to the knowledge of the Group Companies, of any judgment, decree, order, statute, rule or regulation applicable to or binding upon any Group Company, that materially adversely affects or, so far as the Company may now foresee, in the future is reasonably likely to materially adversely affect, the business, prospects, condition, affairs or operations of any Group Company or any of their respective properties or assets.  None of the Group Companies is in default under any of such approvals, permits, licenses or other similar authority, nor is it in receipt of any letter or notice from any relevant Governmental Authority notifying revocation of any such approvals, permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by such Group Company.

4.13.        Compliance with Constitutional Documents and Other Agreements; No violations, etc.  None of the Group Companies is in, nor shall the conduct of its business as currently or proposed to be conducted result in, any violation, breach or default of any term of its constitutional documents which may include, as applicable, memoranda and articles of association, by-laws, joint venture contracts, and the like (the “Constitutional Documents”), or in any material respect of any term or provision of any mortgage, indenture, lease contract, agreement or instrument to which the Group Company is a party or by which it may be bound, including, without limitation, the Material Contracts (all such instruments, the “Group Company Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company.  The execution, delivery and performance by each Group Company of and compliance by each Group Company with this Agreement, the Restated Shareholders Agreement and any other agreements or documents attached hereto as an exhibit or schedule and to which such Group Company is a party in connection with the transactions contemplated hereunder and thereunder (collectively, the “Transaction Agreements”) and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of its Constitutional Documents, (ii) require such Group Company to obtain any consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings, by, from or with any Governmental Authority, (iii) result in any violation, breach or default, or be in conflict with, or give any person rights of termination, amendment, acceleration or cancellation, with or without the passage of time or the giving of notice or both, under any Group Company’s Constitutional Documents or any Group Company Contracts, (iv) constitute a violation of any statutes, laws, regulations or orders, or (v) constitute an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

4.14.        Disclosure; No More Favorable Terms.  The Company has fully provided the Investors with all the information that the Investors have reasonably requested for deciding whether to subscribe for the Series C Shares.  No representation or warranty by the Company in this Agreement and no information or materials provided by the Company to the Investors in connection with such Investors’ due diligence investigation of the Group Companies or the negotiation and execution of this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.  To the Company’s knowledge, there are no facts which would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect that have not been set forth in this Agreement, the Exhibits hereto, the other Transaction Agreements or in other documents delivered to the Investors or their counsel or agents in connection herewith.  The Company has not entered into any memorandum of understanding, side letter, contract or other agreement with any other person or entity purchasing or intending to purchase Series C Shares, which contains terms more favorable than, or otherwise provides for rights, privileges, preferences or powers senior to, those to which the Investors shall be entitled under the Transaction Agreements (such more favorable or senior terms, rights, privileges, preferences or powers, the “More Favorable Terms”).

4.15.        Accounting.  The Company maintains a standard system of accounting established and administered in accordance with US GAAP and will maintain a standard system of accounting established and administered in conformity with US GAAP.

4.16.        Activities Since Balance Sheet Date.  Except as specifically set forth in this Agreement or in the Draft Registration Statement and with respect to the Closing, since the Balance Sheet Date, with respect to each Group Company, other than the transactions as contemplated in accordance with the Transaction Agreements, there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of the Group Companies, except changes in the ordinary course of business that have not been, individually or in the aggregate, materially adverse;

(b)           any material change in the contingent obligations of the Group Companies by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c)           any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect;

(d)           any waiver by any Group Company of a valuable right or of a material debt;

(e)           any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by any Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of such Group Company;

(f)            any change or amendment to a Material Contract, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g)           any material change in any compensation arrangement or agreement with any Key Employee as set forth in Exhibit E (the “Key Employees”), officer, contractor or director not approved by the applicable Group Company’s board of directors or comparable governing body;

(h)           any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of any Group Company;

(i)            any resignation or termination of any Key Employee;

(j)            any mortgage, pledge, transfer of a security interest in, or lien created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(k)           any debt, obligation, or liability incurred, assumed or guaranteed by any Group Company individually in excess of US$1,000,000 or in excess of US$2,500,000 in the aggregate;

(l)            any declaration, setting aside or payment or other distribution in respect of any Group Company’s share capital or registered capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital or registered capital by any Group Company;

(m)          any failure to conduct business in the ordinary course, consistent with each Group Company’s reasonably prudent past practices; or

(n)           any agreement or commitment by any Group Company to do any of the things described in this Section 4.16.

4.17.        Tax Matters.  There have been no examinations or audits of any tax returns or reports of any of the Group Companies by any applicable governmental agency.  Each Group Company has filed all tax returns required to have been filed by it and except as otherwise disclosed in the Draft Registration Statement, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of the Group Company or any of their respective properties or assets that has had a Material Adverse Effect.  None of the Group Companies is subject to any waivers of applicable statutes of limitations with respect to taxes for any year.  Each Group Company has withheld individual income taxes and adequately paid mandatory contributions to the statutory welfare or social security funds on behalf of all its employees in material compliance with the applicable regulations in each respective jurisdiction such that there shall be no material default or underpayment in respect of individual income taxes and mandatory contributions to the statutory social security funds. Since its formation, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in its ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

4.18.        Interested Party Transactions.  To the knowledge of the Group Companies, no officer, employee, consultant or director of a Group Company, has any agreement, understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits).   To the knowledge of the Group Companies, no officer, employee, consultant or director of a Group Company, has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to the a Group Company any goods, property, intellectual or other property rights or services; (b) any person that directly or indirectly competes with any Group Company (other than ownership of less than five percent (5%) of the stock of publicly traded companies); or (c) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.

4.19.        Employee Matters.  Except as disclosed in the Draft Registration Statement, each Group Company has complied in all material aspects with all applicable employment and labor laws, including, without limitation, laws and regulations pertaining to wages, compensation, hours, working conditions, welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.  None of the Group Companies is aware that any officer of any Group Company or any Key Employee intends to terminate their employment, nor does any Group Company have a present intention to terminate the employment of any such officer or Key Employee.  To the knowledge of the Group Companies, none of the Key Employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies.  Except as set forth in the Draft Registration Statement, the Group Companies are not a party to or bound by any currently effective deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement.  To the knowledge of the Group Companies, none of their respective employees are subject to any non-compete or similar agreements other than with the Group Companies, and no employee of any of the Group Companies is in violation of any contract or covenant (either with any Group Company or with another entity) relating to employment, patent, other proprietary information disclosure, non-competition, or non-solicitation.

4.20.        SAFE Registration.  Each holder or beneficial owner of any securities of a Group Company or Holding Company (each, a “Security Holder”), who is a “Domestic Resident” as defined in the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Companies issued by the PRC State Administration of Foreign Exchange (“SAFE”) on October 21, 2005 (“Circular 75”) and the Implementing Rules for Circular 75 issued by SAFE on May 31, 2007 (“Notice 106”) and is subject to any of the registration or reporting requirements of Circular 75, will have complied with all reporting and/or registration requirements (including, without limitation, filings of amendments to existing registrations) under Circular 75, Notice 106 and any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”), and will have made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches.  No Group Company has, nor, to the knowledge of the Company and Giganology Shenzhen, no Security Holder has, received any oral or written inquiries, notifications, orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with SAFE Rules and Regulations.

4.21.        Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions; Absence of Government Interests.

(a)           Each Group Company and, to its knowledge, its respective directors, officers, employees, agents and other persons acting on their behalf (collectively, the “Representatives”) are familiar with and are and have been in compliance with all applicable laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws, including, without limitation, the Foreign Corrupt Practices Act of the United States of America, as amended from time to time (the “FCPA”).  Furthermore, no public official (i) holds an ownership or other economic interest, direct or indirect, in any of the Group Companies or in the contractual relationship formed by this Agreement, or (ii) serves as an officer, director or employee of any Group Company.

(b)           No Group Company or, to its knowledge, any of its Representatives has ever been found by a Governmental Authority to have violated any criminal or securities law or is subject to any indictment or any government investigation for bribery.  To the knowledge of each Group Company, none of the beneficial owners of any equity securities or other interest in any Group Company or the current or former Representatives of any Group Company are or were public officials.  No public official has been involved on behalf of a Governmental Authority in decisions as to whether any Group Company would be awarded business or that otherwise could benefit any Group Company, or in the appointment, promotion, or compensation of persons who will make such decisions.

(c)           To the knowledge of the Group Companies, (a) no Group Company or any of its Representatives is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company, and (b) no Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.  For purposes hereof, the term “Prohibited Person” means any Person that is (1) a national or resident of any U.S. embargoed or restricted country, (2) included on, or affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, (3) a member of any PRC military organization, or (4) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

5.             COVENANTS OF THE COMPANY

The Company covenants to each Investor as follows:

5.1.          Use of Proceeds from Capital Contribution by the Investors. The aggregate Subscription Price shall be used to meet capital expenditures and general working capital needs of the Group Companies, such as for content procurement or merger and acquisition.

None of the Subscription Price shall be used to repurchase, redeem or cancel any securities, repay or terminate indebtedness, or to make any payments to shareholders, directors or officers of the Company or any Affiliate (as such term is defined in Rule 405 of the Securities Act) of the Company or any of the foregoing unless in connection with a bona fide arms-length transaction approved by the Board of Directors of the Company (the “Board of Directors”).

5.2.          Business of the Company. Unless otherwise approved by the Board of Directors, the business of the Company shall be restricted to the holding and management of its equity interest in, and certain Proprietary Assets and other assets used by, the Subsidiaries.

5.3.          Amended and Restated Shareholders Agreement.  The Company should use its commercially reasonable efforts to ensure that each of its existing shareholders shall execute and deliver to execute and deliver, the Fourth Amended and Restated Shareholders Agreement substantially in the form attached hereto as Exhibit C (the “Restated Shareholders Agreement”).

5.4.          Additional Covenants.

(a)           Except as required by this Agreement, no contract or commitment shall be entered into by a Group Company at any time after the date hereof and prior to the Closing, without the written consent of the Investors, except that each Group Company may carry on its respective business in the same manner as heretofore and may pass resolutions and enter into contracts for so long as they are effected in the ordinary course of business.

(b)           If at any time after the date hereof and before the Closing, the Company shall know of any fact or event which:

(i)            is in any way materially inconsistent with any of the representations and warranties given by the Company under Section 4 hereof,

(ii)           suggests that any representation or warranty under Section 4 hereof may not be as represented or warranted or may be misleading or any covenant, condition or agreement to be complied with or satisfied by the Company may fail to be complied with or satisfied, or

(iii)          might affect the willingness of the Investors to subscribe for the Series C Shares,

the Company shall give immediate written notice thereof to the Investors, in which event the Investors may, within ten (10) Business Days (as defined in the Restated Shareholders Agreement) after receiving such notice, terminate this Agreement by written notice without any penalty, liability or obligations whatsoever, and this Agreement shall be of no further force or effect immediately thereafter; provided, however, nothing herein shall relieve any party from liability for any breach of this Agreement or otherwise limit or affect any remedies available to the Investors.

(c)           If the Company shall, after the date hereof, enter into any memorandum of understanding, side letter, contract or other agreement with any other person or entity purchasing or intending to purchase Series C Shares, which would contain any More Favorable Terms, then, subject to the written approval of the Investors, the Company shall, concurrently with the entering into of such memorandum, letter, contract or other agreement, amend or supplement the applicable Transaction Agreements or enter into other agreements as necessary or appropriate so that the Investors shall receive all of the More Favorable Terms.

5.5.          Reservation of Conversion Shares.  The Company covenants to at all times reserve sufficient Common Shares or, if the reservation is insufficient, to take all actions necessary to authorize such additional Common Shares, for issuance upon conversion of all Series C Shares.

5.6.          Fulfillment of Closing Conditions.  The Company shall use its best reasonable efforts to fulfill all closing conditions contained in Section 7 of this Agreement.

5.7.          SAFE Registration Amendment Post Closing.  To the extent required under applicable law, each existing Security Holder shall apply for and obtain an amendment to such holder’s SAFE registration certificates with the applicable Governmental Authorities within thirty (30) days after the Closing in form and substance reasonably satisfactory to the Investors.  After the date hereof, the Company and Giganology Shenzhen shall use reasonable best efforts to promptly obtain a Power of Attorney in the form attached hereto as Exhibit H from any Security Holder who is subject to any of the registration or reporting requirements of the SAFE Rules and Registrations, and shall use reasonable best efforts to cause the designated representative under such Power of Attorney to promptly take such actions and execute such instruments on behalf of such Security Holder to comply with the applicable SAFE registration or reporting requirements under SAFE Rules and Regulations.

5.8.          Compliance with Laws.

(a)           The Company shall not, and shall cause any Subsidiary, any of their respective officers, employees, directors, representatives, distributors, resellers or agents not to, make, offer, promise, authorize or condone any Prohibited Payment in connection with the activities of the Group Companies.  A “Prohibited Payment” means any gift, transfer or payment of any thing of value that is (A) to the extent the Company is subject to the FCPA, made in violation of the FCPA, anti-corruption laws of the PRC or other applicable laws, (B) made to any Public Official with the intent or purpose of: (i) influencing any act or decision of such Public Official in his official capacity, (ii) inducing such Public Official to do or omit to do any act in violation of the lawful duty of such Public Official, (iii) securing any improper advantage, or (iv) inducing such Public Official to use his influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization, in order to assist any of the Group Companies in obtaining or retaining business for or with, or directing business to, any person, or (c) made to any person while aware of a high probability that all or any portion of such thing of value would be paid, promised, offered or given to any Public Official with the intent or purpose described in paragraph (B) above.  Prohibited Payment shall not include any gift, transfer or payment of any thing of value that is expressly permitted by the written laws and regulations of the recipient’s country.  For purposes of this Section 5.8, the term the term “Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other body or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions in the United States, PRC or any other country or any state, province, region, county, city or other political subdivision of any country, and the term “Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.  For the avoidance of doubt, the term Public Official shall include any employee of official of a media, telecommunications or internet company, entity, firm or institution owned or controlled by a Government Authority.

(b)           As soon as practicable after the date hereof, the Company shall use commercially reasonable efforts to adopt a compliance program and a code of business ethics to establish internal control and reporting mechanisms to prevent, detect, identify, investigate and correct unethical, illegal or otherwise improper business practices, including violations of applicable anti-bribery laws, including, without limitation, the FCPA.  To the extent that FCPA becomes applicable to the Company, each Group Company shall provide FCPA training and anti-bribery training to its employees, officers and directors on a regular basis.  After the Company completes an initial public offering on a national securities exchange in the United States, the Company shall comply with the accounting control provisions of the FCPA and other applicable securities regulations and laws.

5.9.          United States Tax Matters.

(a)           The Company is properly classified as a corporation for U.S. tax purposes.  Neither the Company nor any Subsidiary will take any action inconsistent with the treatment of the Company as a corporation for U.S. tax purposes or elect to be treated as an entity other than a corporation for U.S. tax purposes.

(b)           The Company shall use, and shall cause each Subsidiary to use, its best efforts to arrange its management and business activities in such a way that neither the Company nor any Subsidiary is treated as resident for tax purposes, or is otherwise subject to income tax in, a jurisdiction other than the jurisdiction in which they have been organized.

(c)           The Company shall use its best efforts to avoid the Company being or becoming a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  From time to time, the Company shall promptly provide the Investors with any information reasonably requested by the Investors to enable the Investors to file a “Protective Statement” pursuant to Treasury Regulation Section 1.1295-3.  Within forty-five (45) days from the end of each taxable year of the Company, the Company shall determine whether the Company was a PFIC in such taxable year (including whether any exception to PFIC status may apply).  If the Company determines that the Company was a PFIC in such taxable year (or if a government authority or the Investors inform the Company that it has so determined), the Company shall, within sixty (60) days from the end of such taxable year, provide the following information to the Investors: (1) all information reasonably available to the Company to permit such PFIC Shareholder to (i) accurately prepare its U.S. tax returns and comply with any other reporting requirements, if any, arising from its investment in the Company and relating to the Company’s classification as a PFIC and (ii) make any election (including, without limitation, a “qualified electing fund” election under Section 1295 of the Code), with respect to the Company; and (2) a completed “PFIC Annual Information Statement” as described under Treasury Regulation Section 1.1295-1(g).

(d)           The Company shall comply and shall cause each Subsidiary to comply with all record-keeping, reporting, and other requirements that the Investors inform the

Company must be satisfied to enable the Investors to comply with any applicable U.S. federal and state tax laws.  In addition to providing the information otherwise set forth in this Section 5.9, the Company shall provide the Investors with (1) any information reasonably requested by the Investors to enable the Investors to comply with any applicable U.S. federal, state, and local tax laws and (2) reasonable access to, and the cooperation of, the Company’s employees, accountants and other advisors, in each case to allow the Investors to comply with applicable U.S. federal, state, and local tax laws.

(e)           The costs incurred by the Company in providing the information that it is required to provide, or is required to cause to be provided, and the costs incurred by the Company in taking the actions, or causing the actions to be taken, as described in this Section 5.9 shall be borne by the Company.

(f)            Nothing in this Section 5.9 shall prevent the Company from issuing shares or other securities or otherwise structuring and conducting its operations and the operations of its subsidiaries in a manner that, in the exercise of the reasonable discretion of the Board of Directors, is in the best interest of the Company.

5.10.        Content Protection Measures.  At the earliest possible opportunity, the Company will use commercially reasonable efforts to address claims of US copyright owners regarding alleged copyright infringement against any Group Company.

6.             CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AT THE CLOSING

The obligations of the Company under this Agreement at the Closing are subject to the fulfillment, unless waived in writing by the Company, at or prior to the Closing, of the following conditions:

6.1.          Representations and Warranties True and Correct. The representations and warranties made by the Investors in Section 3 hereof shall be true, correct and complete when made, and shall be true, correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date.

6.2.          Payment of Subscription Price. Each Investor shall have delivered to the Company the Investor’s Subscription Price in accordance with Sections 1 and 2.

6.3.          Securities Exemptions.  The issuance and allotment of the Series C Shares to each Investor pursuant to this Agreement and the issuance of the Conversion Shares shall be exempt from the registration and/or qualification requirements of all applicable securities laws.

6.4.          Execution of the Restated Shareholders Agreement. Each Investor shall have executed and delivered to the Company the Restated Shareholders Agreement.

6.5.          Investor Approvals.  Each Investor shall have obtained all necessary corporate or applicable approvals, consents and qualifications for its execution, delivery and performance of its obligations in/or contemplated under the Transaction Agreements and applicable laws.

7.             CONDITIONS TO INVESTORS’ OBLIGATIONS AT THE CLOSING

The obligations of the Investors under this Agreement at the Closing are subject to the fulfillment, unless waived in writing by the Investors, at or before the Closing, of the following conditions:

7.1.          Representations and Warranties True and Correct. The representations and warranties of the Company contained in Section 4 shall be true, correct and complete when made, and shall be true, correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date.

7.2.          Performance of Obligations. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement and the other Transaction Agreements that are required to be performed or complied with by it on or before the Closing.

7.3.          Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions to be passed, executed and/or delivered by the Company, including, without limitation, the Transaction Agreements, shall be satisfactory in substance and form to the Investors, and the Investors shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request, including, without limitation:

(a)           (i) Resolutions of the board of directors and the shareholders of the Company, authorizing and approving all matters in connection with this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, (ii) resolutions of the board of directors of a Subsidiary and resolutions of the shareholders of a Subsidiary (other than Giganology Shenzhen), authorizing and approving all matters in connection with the Transaction Agreements to which such Subsidiary is a party, (iii) the Constitutional Documents of each Group Company as then in effect and (iv) the most recent good standing certificate with respect to the Company from the Registrar of Companies of the Cayman Islands, and a business license of each Subsidiary with the most recent annual inspection stamps of the applicable local branch of SAIC, each attached to a certificate executed by an officer or a director of the Company as of the Closing Date;

(b)           A certificate issued by a director of the Company as to the incumbency and signatures of the officers of the Company executing documents on behalf of the Company in connection with the transactions contemplated by this Agreement; and

(c)           A counterpart of a cross-receipt reasonably acceptable to the Investors, a form of which has been provided to the Investors or their counsel before the date hereof, duly executed on behalf of the Company.

7.4.          Reservation of Conversion Shares.  The Conversion Shares issuable upon conversion of the Series C Shares shall have been duly authorized and reserved for issuance upon such conversion.

7.5.          Consents and Waivers.  The Company shall have obtained any and all consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any Governmental Authority, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, pre-emptive rights and all similar rights that may exist in connection with the issuance of Series C Shares and the Conversion Shares.

7.6.          Compliance Certificate.  The Company shall deliver to the Investors a certificate, dated the Closing Date, executed by the chief executive officer of the Company certifying that the conditions specified in this Section 7 have been fulfilled and stating, where applicable, that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets, liabilities or condition (financial or otherwise) of each of the Group Companies since the Balance Sheet Date.

7.7.          Securities Exemptions.  The issuance and allotment of the Purchased Shares to the Investors pursuant to this Agreement and the issuance of the Conversion Shares shall be exempt from the registration and/or qualification requirements of all applicable securities laws.

7.8.          Amendment to Constitutional Documents.  The Restated Articles which set forth the rights and preferences of the Series C Shares shall have been duly adopted by the Company by all necessary corporate action of its shareholders and the Board of Directors and shall have been submitted for filing with the Registrar of Companies of the Cayman Islands.

7.9.          Execution of the Restated Shareholders Agreement.  The Company and the other parties (other than the Investors) shall have executed and delivered to the Investors the Restated Shareholders Agreement.

7.10.        No Material Adverse Effect.  There shall have been no Material Adverse Effect on any Group Company or any subsidiary or Affiliate of any Group Company since the Balance Sheet Date.

7.11.        Opinion of Company Counsel. The Investors shall have received from the PRC and Cayman Islands counsels to the Company legal opinions addressed to the Investors, dated as of the Closing Date substantially in the form of Exhibit F and Exhibit G attached hereto.

8.             MISCELLANEOUS

8.1.          Governing Law and Dispute Resolution.

(a)           In the event of any dispute arising out of or in connection with this Agreement, including any question regarding its breach, existence, validity, or termination (“Dispute”), the parties shall in good faith attempt to resolve such Dispute as soon as practicable after the complaining party provides notice of such Dispute.  In the event that the Dispute is not resolved between the parties within five (5) business days after receipt of such notice, on the request of the party raising the Dispute, the Dispute shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) then in effect.  There shall be three arbitrators, one nominated by the initiating party and the second nominated by the other party, each within fifteen (15) days of receipt of the request for arbitration; the third, who shall act as the chair of the arbitral tribunal, shall be nominated by the two selected arbitrators within twenty (20) days of the confirmation of the second arbitrator.  If any arbitrators are not nominated within these time periods, the ICC International Court of Arbitration shall make the appointment(s).  The place of arbitration shall be Hong Kong.  The language of the arbitral proceedings shall be English.

The arbitral tribunal shall apply the International Bar Association Rules on the Taking of Evidence in International Arbitration (2010).  The arbitrators may award any relief permitted under this Agreement and applicable law; however they may not award punitive, exemplary or multiple damages.  The award shall be rendered within eight (8) months from the selection of the chair of the arbitral tribunal, unless the parties agree to extend this time limit or the arbitral tribunal determines that the interest of justice so requires.  The award shall be final and binding upon the parties as from the date rendered, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal.  This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.  The parties agree that any party to this Agreement shall have the right to have recourse to and shall be bound by the Pre-arbitral Referee Procedure of the ICC in accordance with its Rules for a Pre-Arbitral Referee Procedure.

(b)           The parties hereto shall initially split the costs of arbitration evenly.  The prevailing party in arbitration shall be entitled to recover from the other party all costs, including of arbitration, and attorneys’ fees incurred in connection with the arbitration.

(c)           This Agreement is governed by, and all disputes arising out of or in connection with this Agreement shall be resolved in accordance with the internal laws of the State of New York.

8.2.          Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments.  This Agreement and the rights and obligations herein may be assigned by each Investor to its Affiliate without the written consent of any other parties hereto; provided, however, that the Investors shall not assign any of its rights or obligations herein to any Competitor of the Group Companies without the approval of a majority of the directors of the Company.  For the purpose of this Agreement, “Competitor” means, in the good faith determination made by the Board of the Directors: (i) any person (either individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, or other entity of any kind) that is directly or indirectly engaged in the business or undertaking of providing VOD/download-centric services in China in competition with the business of the Group Companies or any other activity in competition with the Company in China and is not an Affiliate of any Group Company, and (ii) any shareholder of such persons except for a shareholder holding less than 3% of the outstanding shares of such person.  This Agreement and the rights and obligations herein may not be assigned by the Company without the written consent of the Investors.

8.3.          Entire Agreement.  This Agreement and the other Transaction Agreements and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.4.          Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit D hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit D; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit D with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  Any party hereto may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.4 by giving, the other party written notice of the new address in the manner set forth above.

8.5.          Amendments and Waivers.  Any term of this Agreement may be amended and waived only with the written consent of the Investors, on the one hand, and the Company, on the other hand.  Any amendment or waiver effected in accordance with this Section 8.5 shall be binding upon all of the parties hereto, and their respective assigns.

8.6.          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such former party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach of default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, or by law or otherwise afforded to the parties hereto, shall be cumulative and not alternative.

8.7.          Rights of Investors.  Each Investor, in its sole and absolute discretion, may exercise or refrain from exercising any rights or privileges that such Investor may have pursuant to the Transaction Agreements, the agreements contemplated thereby, or at law or in equity, and the Investors shall not, except as required by law or the Restated Articles, incur or be subject to any liability or obligation to the Company or holder of securities of the Company or any other person, by reason of exercising or refraining from exercising any such rights or privileges.

8.8.          Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language.  The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.  Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

8.9.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.10.        Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties.  In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

8.11.        Confidentiality and Non-Disclosure.  The parties hereto agree to be bound by the confidentiality, non-disclosure and non-compete provisions of Section 7 of the Restated Shareholders Agreement.

8.12.        Further Assurances.  Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.13.        Expenses.  The Company and the Investors shall bear their respective legal and accountants’ fees and expenses with respect to this Agreement and the transactions contemplated hereby.

8.14.        Termination.  Unless extended mutually by written agreement of the parties, this Agreement may be terminated by any party hereto after the sixtieth (60th) day following the date of this Agreement, by written notice to each of the other parties, if the Closing has not occurred on or prior to such date.  Such termination under this Section 8.14 shall be without prejudice to any claims for damages or other remedies that the parties may have under applicable law.

8.15.        Supremacy.  In the event that there is a conflict between the provisions of this Agreement and those of the other Transaction Agreements and to the extent permitted by the applicable laws, the provisions of this Agreement shall prevail and, if so reasonably required by any parties hereto, the parties shall procure that any other relevant Transaction Agreement shall be amended as soon as reasonably practicable in order that such conflict be removed.

8.16.        Remedy.  The Investors should give written notice to the Company if the Investors become aware of the Company’s breach of any representation or warranty made by the Company in the Transaction Agreements or any failure by the Company to perform or comply with any covenant or agreement contained in the Transaction Agreements which adversely affect the Investors’ interests.  The Company shall remedy such breach or non-performance within 30 days after it receives written notice from the Investors.  If the Company fails to do so within such period, such breach and non-compliance will be considered a default, which shall entitle the Investors to seek damages or other remedies under applicable law.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY:

XUNLEI LIMITED

By:	/s/ Shenglong Zou
Name:	Shenglong Zou
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTOR:

RW INVESTMENTS LLC

By:	/s/ Paula M. Wardynski
Name:	Paula M. Wardynski
Title:	Secretary and Treasurer

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTOR:

CRP Holdings Limited

By:	/s/ Bao Fan
Name:	Bao Fan
Title:	Chief Executive Officer

LIST OF EXHIBITS

SCHEDULE A	Subsidiaries

SCHEDULE B	Schedule of Investors

Exhibit A	Capitalization Table Immediately Following Closing

Exhibit B	Restated Articles

Exhibit C	Restated Shareholders Agreement

Exhibit D	Notices

Exhibit E	Key Employees of the Group Companies

Exhibit F	Form of PRC Legal Opinion

Exhibit G	Form of Cayman Islands Legal Opinion

Exhibit H	Form of Power of Attorney

SCHEDULE A

Subsidiaries

Giganology (Shenzhen) Limited (千兆科技(深圳)有限公司)

Shenzhen Xunlei Networking Technologies Co., Ltd. (深圳市迅雷网络技术有限公司)

Shenzhen Fengdong Networking Technologies Company Limited (深圳市烽动网络技术有限公司)

Xunlei Games Development (Shenzhen) Co., Ltd. (深圳市迅雷游戏开发有限公司)

Xunlei Software (Nanjing) Co., Ltd. (南京迅雷软件有限公司)

Xunlei Software (Shenzhen) Co., Ltd. (深圳市迅雷软件有限公司)

Xunlei Networking (Beijing) Co., Ltd. (北京迅雷网络有限公司)

155 Networking (Shenzhen) Co., Ltd. (深圳市壹伍伍网络技术有限公司)

SCHEDULE B

Schedule of Investors

Name of Investors	Number of Series C Shares to be Subscribed	Subscription Price (US$)
RW Investments LLC	5,613,699	US$	29,400,000
CRP Holdings Limited	114,565	US$	600,000

EXHIBIT A

Capitalization Tables Immediately Prior to and Following the Closing

EXHIBIT B

Restated Articles

EXHIBIT C

Amended and Restated Shareholders Agreement

EXHIBIT D

Notices

TO THE COMPANY:

11th Floor, Shuguang Tower,

South Area,

Nanshan District High-New Technology Park,

Shenzhen,

People’s Republic of China

Fax: (86 755) 2699 3074

Attention: Mr. Zou Shenglong

TO THE INVESTORS:

RW INVESTMENTS LLC

The address, telephone, fax, and email that is on file with the Company, as such information may be amended from time to time by such investor

CRP HOLDINGS LIMITED

The address, telephone, fax, and email that is on file with the Company, as such information may be amended from time to time by such investor

EXHIBIT E

Key Employees of the Group Companies

Zou Shenglong

Cheng Hao

Raymond Weimin Luo

Jun Zou

EXHIBIT F

Form of PRC Legal Opinion

EXHIBIT G

Form of Cayman Islands Legal Opinion

EXHIBIT H

FORM OF POWER OF ATTORNEY

授 权 委 托 书

委托人：	姓 名：
身份证号：
地 址：
邮 编：
电 话：

受委托人：	姓 名：
身份证号：
地 址：
邮 编：
电 话：

委托人拟行使根据其于20    年    月      日与 [•], 一家根据[•]法律设立的公司（“境外公司”），签署之认股证书/期权协议而获得的认股权/期权。在满足认股证书/期权协议规定的相应条件的情况下，委托人将获得境外公司的                股普通股（占境外公司总股本的    %）。现就上述认股权/期权行使行为委托受委托人代为办理相关的外汇登记手续。

受委托人的代理权限为：代为提出申请，并办理有关声明、承认、变更或放弃的手续，领取有关通知、证明、文件等资料，以及其他一切与办理此次外汇登记相关的事宜。

委托人：                        （签字）

二零 年 月 日